Contact:	ComEd Media Relations (312) 394-3500	FOR IMMEDIATE RELEASE
James W. Compton Named to ComEd Board of Directors
CHICAGO — (Sept. 22, 2006) ComEd announced today that its board of directors appointed Chicago Urban League President and Chief Executive Officer James W. Compton to the utility’s board on Sept. 18, 2006. With the addition of Compton, the ComEd board has six directors including five outside directors.
Compton’s election to the ComEd board further affirms ComEd is an independent entity, separate and distinct from parent Exelon Corporation, strengthening the utility’s management of potentially difficult financial and strategic issues as Illinois completes its transition to restructuring after 2006.
“James Compton brings to the board decades of experience running an organization with a strong civic voice in our community,” said ComEd Chairman and Chief Executive Officer Frank M. Clark. “We will benefit tremendously from the knowledge and insights he has gained during his 34 years of leadership at the Chicago Urban League, and his service on numerous boards and commissions. We also will benefit from his prior experience as a director of ComEd from 1989 to 2000, and as a director of Unicom, Exelon’s predecessor, before its merger with PECO Energy Company in 2000.”
Compton became Executive Director of the Chicago Urban League in July 1972. The League’s board of directors elected him president and chief executive officer in March 1978. Compton also is president and chief executive officer of the Chicago Urban League Development Corporation, an independent, not-for-profit organization focusing on economic development activities.
The mission of the Chicago Urban League is to eliminate racial discrimination and segregation and to work for the achievement of equal opportunity and parity for African Americans, other minorities and the poor in every phase of American life.
Compton currently serves on the board of trustees at Ariel Mutual Funds and on the board of directors at Seaway National Bank. He also serves on a number of nonprofit boards, including the Big Shoulders Fund, the Field Museum of Natural History (life trustee), DePaul University, and the Chicago Area Council of the Boy Scouts of America.
Compton was born in Aurora, Ill., and is a graduate of Morehouse College in Atlanta, where he received a bachelor’s degree in Political Science. He also studied French Literature at the University of Grenoble in France as a recipient of the Merrill Scholarship.
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Commonwealth Edison Company (ComEd) is a unit of Chicago-based Exelon Corporation (NYSE: EXC), one of the nation’s largest electric utilities with approximately 5.2 million customers and more than $15 billion in annual revenues. ComEd provides service to approximately 3.7 million customers across Northern Illinois, or 70 percent of the state’s population.